Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2020 relating to the financial statements and financial statement schedule of Fiesta Restaurant Group, Inc. and the effectiveness of Fiesta Restaurant Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Fiesta Restaurant Group, Inc., for the year ended December 29, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

September 16, 2020